Exhibit 23.2

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2007 relating to the consolidated financial statements of Equatorial Mining North America, Inc. for the year ended December 31, 2006 attached as Exhibit 99.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on April 17, 2007.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S
Spokane, Washington

February 12, 2008